UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report    -   January 10, 2008
(Date of earliest event reported)

INGERSOLL-RAND COMPANY LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	1-985 (Commission File Number)	75-2993910 (I.R.S. Employer Identification No.)

Clarendon House
2 Church Street
Hamilton HM 11, Bermuda
(Address of principal executive offices, including zip code)

(441) 295-2838
(Registrant's phone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Asbestos

On January 11, 2008, Ingersoll-Rand Company Limited (the “Company”) issued a press release announcing that it has taken a non-cash charge to earnings of discontinued operations in respect of the Company’s liability for all pending and estimated future asbestos claims through 2053 of $449 million ($277 million after tax). This charge results from an increase in the Company’s recorded liability for asbestos claims by $538 million, from $217 million to $755 million, and a corresponding $89 million increase in its assets for probable asbestos-related insurance recoveries to $250 million. A copy of the press release announcing this charge is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

Asbestos Reserve and Asbestos-Related Insurance

Certain wholly owned subsidiaries of the Company are named as defendants in asbestos-related lawsuits in state and federal courts. In virtually all of the suits, a large number of other companies have also been named as defendants. The vast majority of those claims has been filed against Ingersoll-Rand Company (IR-New Jersey) and generally allege injury caused by exposure to asbestos contained in certain of IR-New Jersey’s products, primarily pumps and compressors. Although IR-New Jersey was neither a producer nor a manufacturer of asbestos, some of its formerly manufactured products utilized asbestos-containing components, such as gaskets and packings purchased from third-party suppliers.

Prior to the fourth quarter of 2007, the Company recorded a liability (which it periodically updated) for its actual and anticipated future asbestos settlement costs projected seven years into the future. The Company did not record a liability for future asbestos settlement costs beyond the seven-year period covered by its reserve because such costs previously were not reasonably estimable for the reasons detailed below.

In the fourth quarter of 2007, the Company again reviewed its history and experience with asbestos-related litigation and determined that it had now become possible to make a reasonable estimate of its total liability for pending and unasserted potential future asbestos-related claims. This determination was based upon the Company’s analysis of developments in asbestos litigation, including the substantial and continuing decline in the filing of non-malignancy claims against the Company, the establishment in many jurisdictions of inactive or deferral dockets for such claims, the decreased value of non-malignancy claims because of changes in the legal and judicial treatment of such claims, increasing focus of the asbestos litigation upon malignancy claims, primarily those involving mesothelioma, a cancer with a known historical and predictable future annual incidence rate, and the Company’s substantial accumulated experience with respect to the resolution of malignancy claims, particularly mesothelioma claims, filed against it.

Accordingly, in the fourth quarter of 2007, the Company retained Dr. Thomas Vasquez of Analysis, Research & Planning Corporation (collectively, “ARPC”) to assist it in calculating an estimate of the Company’s total liability for pending and unasserted future asbestos-related claims. ARPC is a respected expert in performing complex calculations such as this. ARPC has been involved in many asbestos-related valuations of current and future liabilities, and its valuation methodologies have been accepted by numerous courts.

The methodology used by ARPC to project the Company’s total liability for pending and unasserted potential future asbestos-related claims relied upon and included the following factors, among others:

•	ARPC’s interpretation of a widely accepted forecast of the population likely to have been occupationally exposed to asbestos;

•	epidemiological studies estimating the number of people likely to develop asbestos-related diseases such as mesothelioma and lung cancer;

•	the Company’s historical experience with the filing of non-malignancy claims against it and the historical ratio between the numbers of non-malignancy and lung cancer claims filed against the Company;

•
ARPC’s analysis of the number of people likely to file an asbestos-related personal injury claim against the Company based on such epidemiological and historical data and the Company’s most recent three-year claims history;

•	an analysis of the Company’s pending cases, by type of disease claimed;

•	an analysis of the Company’s most recent three-year history to determine the average settlement and resolution value of claims, by type of disease claimed;

•
an adjustment for inflation in the future average settlement value of claims, at a 2.5% annual inflation rate, adjusted downward to 1.5% to take account of the declining value of claims resulting from the aging of the claimant population;

•	an analysis of the period over which the Company has and is likely to resolve asbestos-related claims against it in the future.

Based on these factors, ARPC calculated a total estimated liability of $755 million for the Company to resolve all pending and unasserted potential future claims through 2053, which is ARPC’s reasonable best estimate of the time it will take to resolve asbestos-related claims. This amount is on a pre-tax basis, not discounted for the time-value of money, and excludes the Company’s defense fees (which will continue to be expensed by the Company as they are incurred). After considering ARPC’s analysis and the factors listed above, in the fourth quarter of 2007, the Company increased its recorded liability for asbestos claims by $538 million, from $217 million to $755 million.

In addition, during the fourth quarter of 2007, the Company recorded a $89 million increase in its assets for probable asbestos-related insurance recoveries to $250 million. This represents amounts due to the Company for previously paid and settled claims and the probable reimbursements relating to its estimated liability for pending and future claims. In calculating this amount, the Company used the estimated asbestos liability for pending and projected future claims calculated by ARPC. It also considered the amount of insurance available, gaps in coverage, allocation methodologies, solvency ratings and creditworthiness of the insurers, the amounts already recovered from and the potential for settlements with insurers, and the terms of existing settlement agreements with insurers.

During the fourth quarter of 2007, the Company recorded a non-cash charge to earnings of discontinued operations of $449 million ($277 million after tax), which is the difference between the amount by which the Company increased its total estimated liability for pending and projected future asbestos-related claims and the amount that the Company expects to recover from insurers with respect to that increased liability.

The amounts recorded by the Company for asbestos-related liabilities and insurance-related assets are based on currently available information. The Company’s actual liabilities or insurance recoveries could be significantly higher or lower than those recorded if assumptions used in the Company’s or ARPC’s calculations vary significantly from actual results. Key variables in these assumptions are identified above and include the number and type of new claims to be filed each year, the average cost of resolution of each such new claim, the resolution of coverage issues with insurance carriers, and the solvency risk with respect to the Company’s insurance carriers. Furthermore, predictions with respect to these variables are subject to greater uncertainty as the projection period lengthens. Other factors that may affect the Company’s liability include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, reforms that may be made by state and federal courts, and the passage of state or federal tort reform legislation.

The aggregate amount of the stated limits in insurance policies available to the Company for asbestos-related claims, acquired over many years and from many different carriers, is substantial. However, limitations in that coverage, primarily due to the considerations described above, are expected to result in the projected total liability to claimants substantially exceeding the probable insurance recovery.

Asbestos Claims Activity

From receipt of its first asbestos claims more than 25 years ago to December 31, 2007, the Company has resolved (by settlement or by dismissal) approximately 208,000 claims. The total amount of all settlements paid by the Company (excluding insurance recoveries) and by its insurance carriers is approximately $308 million, for an average payment per resolved claim of $1,480. The average payment per claim resolved during the year ended December 31, 2007 was $7,491. This amount reflects the Company’s emphasis on resolution of higher value malignancy claims, particularly mesothelioma claims, rather than lower value non-malignancy claims, which are more heavily represented in the Company’s historical settlements. The table below provides additional information regarding asbestos-related claims filed against the Company:

	2002	2003	2004	2005	2006	2007
Open claims - January 1	77,675	96,294	104,513	105,811	102,968	101,709
New Claims filed	37,172	30,843	13,541	11,132	6,457	5,398
Claims settled	16,443	21,096	11,503	12,505	6,558	5,005
Claims dismissed	2,110	1,528	740	1,470	1,158	1,479
Open claims - December 31	96,294	104,513	105,811	102,968	101,709	100,623

Over 90 percent of the open claims against the Company are non-malignancy claims, many of which have been placed on inactive or deferral dockets and the vast majority of which have little or no settlement value against the Company, particularly in light of recent changes in the legal and judicial treatment of such claims.

Malignancy claims accounted for: approximately 73 percent of the Company’s total asbestos-related settlement payments during the three-year period ended December 31, 2004; approximately 87 percent during the three-year period ended December 31, 2007; and approximately 93 percent in 2007. Non-malignancy claims accounted for: approximately 27 percent of the Company’s total asbestos-related settlement payments during the three-year period ended December 31, 2004; approximately 13 percent during the three-year period ended December 31, 2007; and approximately seven percent in 2007.

For the three- and 12-month periods ended December 31, 2007, total costs for settlement and defense of asbestos claims after insurance recoveries and net of tax were approximately $10 million and $37 million, respectively.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1	Press Release of Ingersoll-Rand Company Limited dated January 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND COMPANY LIMITED

(Registrant)

Date: January 11, 2008	/s/ James V. Gelly
James V. Gelly
Senior Vice President and
Chief Financial Officer